EXHIBIT 10.11

                               LICENSE AGREEMENT

     This License Agreement is entered into effective as of December 1, 2002 (the "Effective Date") by and between Appllca Consumer Products, Inc., with offices at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467 ("Applica") and Technology Research Corporation, with offices at 5250 140th Avenue North, Clearwater, Florida 33760 ("TRC") (collectively, "the Parties").

     WHEREAS, Applica is involved in the design, manufacture and marketing of a broad range of branded and private-label consumer goods; and

     WHEREAS, TRC is engaged in development and commercialization efforts for consumer product safety circuit technology involving shock detection, insulation failure detection, flame detection and/or automatic shut-off; and

     WHEREAS, Applica and TRC wish to cooperate as set forth herein, to enable the development, manufacture, marketing and sale by Applica of Household Kitchen Appliances using the TRC Licensed Technology (each as defined below); and

     WHEREAS, Applica and TRC intend that this License Agreement cover the terms and conditions of such development, manufacture, marketing and sale.

NOW, THEREFORE, the Parties agree as follows:


1. Definitions. As used herein, the following terms shall have the meanings set forth below.

(a) "Affiliates" means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party, where "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors (or in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority). As used herein, the terms "Applica", "TRC", "Party" and "Parties" include each party's respective Affiliates.


(b) "Intellectual Property Rights" means patents, copyrights, mask work rights, trade secrets, know-how, any and all legal rights protecting proprietary information, Confidential Information (as defined in section 10 below), and other intellectual property in existence prior to the termination or expiration of this License Agreement, but excluding rights in trademarks, trade names, service marks, or other product or corporate identifications.


(c) "Improvement" means any alteration, change, modification, contribution, development, or innovation. Improvements include (without limitation): formulas, algorithms, methods, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, computer programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship, contributions, innovations and other know-how.

(c) "TRC Innovations" means any Improvement conceived solely by TRC (i.e., without contribution from Applica), related to or useful for the use of the safety circuit technology described in attached Exhibit A in a Household Kitchen Appliance, and not generally known by those in the fields of consumer product design, including but not limited to the best, optimal or an otherwise improved method to in whole or part carry out or implement the TRC Licensed Technology in a Household Kitchen Appliance.


(d) "Applica Innovations" means any Improvement conceived solely by Applica (i.e., without contribution from TRC), related to or useful for the use of the safety circuit technology described in attached Exhibit A in a Household Kitchen Appliance, and not generally known by those in the fields of consumer product design, including but not limited to the best, optimal or an otherwise improved method to in whole or part carry out or implement the TRC Licensed Technology in a Household Kitchen Appliance.


(e) "Joint Innovations" means any Improvement conceived by either Applica or TRC with contribution from both Applica and TRC, related to or useful for the use of the safety circuit technology described in aftached Exhibit A in a Household Kitchen Appliance, and not generally known by those in the fields of consumer product design, including but not limited to the best, optimal or an otherwise improved method to in whole or part cany out or implement the TRC Licensed Technology in a Household Kitchen Appliance.


(f) "TRC Licensed Technology" means (i) the safety circuit technology described in attached Exhibit A; (ii) TRC Innovations; (iii) TRC Patents; and
(iv) know-how related to, or useful for, the use of all or part of the technology described in (i), (ii), and (iii) herein, in Household Kitchen Appliances.


(g) "TRC Patent(s)" means all patent applications and any patents issued therefrom, in any country, including but not limited to any and all continuation, divisional, continued, continuing, continuation-in-part, or reissue thereof, including one or more issued or pending claims covering any part of (i) the safety circuit technology described in attached exhibit A;
(ii) TRC Innovations; and (iii) know-how related to, or useful for, the use of all or part of the technology described in (i) and (ii) herein, in Household Kitchen Appliances, including without limitation U.S. patent number 6,525,914 issued February 25, 2003.


(h) "Applica Patent(s)" means all patent applications and any patents issued therefrom, in any country, including but not limited to any and all continuation, divisional, continued, continuing, continuation-in-part, or reissue thereof, including one or more issued or pending claims covering any Applica Innovations.

(i) "Joint Patent(s) means all patent applications and any patents issued therefrom, in any country, including but not limited to any and all continuation, divisional, continued, continuing, continuation-in-part, or reissue thereof, including one or more issued or pending claims covering any Joint Innovations, including without limitation U.S. patent application serial number 10/255,167 filed September 24, 2002.


(j) "Household Kitchen Appliances" means products such as toasters, toaster ovens, and coffee makers, of the type typically sold through consumer retail outlets, including but not limited to the following types of retail outlets: mass merchant (e.g., Wal-Mart, Target, K-Mart); department store (e.g., Macy's, Dillards); home centers (e.g., Home Depot, Lowe's); hardware (e.g., Ace Hardware, True Value); discounters (e.g., Dollar Stores); liquidators (e.g., Consolidated); sporting goods (e.g., Oshmans, SportMart); electronic (e.g., Home Shopping Network, QVC, Amazon.com); club (e.g., COSTCO, Sam's Club); specialty catalog (e.g., Sharper Image, Brookstone, Sky Mall); and other specialty retailers (e.g., Linens-N-Things, Bed, Bath & Beyond, Best Buy, Fry's Electronics), but shall not include products specifically designed for and specifically distributed to or through industrial or commercial applications for use therein.


2. Cooperation and Development. The Parties agree to cooperate from time to time upon mutually agreeable terms (to be set forth in separate written agreements) with respect to the development and manufacture of Applica Household Kitchen Appliances that exploit the TRC Licensed Technology. TRC shall provide Applica with written reports, test data, prototypes, product information, component sourcing information, engineering drawings, calculations, and any other TRC Licensed Technology reasonably required by Applica for the development and manufacture of such Household Kitchen Appliances. Upon mutually agreeable terms, TRC shall provide assistance to Applica in the process for obtaining U.L. certification for such Household Kitchen Appliances.

A TRC Fee Schedule for such cooperation and assistance, which schedule is non-binding and subject to further negotiation and approval of both TRC and Applica in the context of future specific proposed projects, is attached hereto as Exhibit B.


3.  License Grants and Restrictions.


(a)  TRC Grant - Americas Region.


(i) Household Kitchen Appliances. TRC hereby grants to Applica in and throughout North, Central and South America and the Caribbean (the "Americas Region") an exclusive, perpetual, irrevocable but subject to the termination clauses herein, royalty-bearing license under TRC Licensed Technology, to design, have designed, to make, have made, offer for sale, sell, assemble, have assembled, test, have tested, use and otherwise dispose of Household Kitchen Appliances that exploit the TRC Licensed Technology.

(ii) Other Consumer Products. TRC hereby grants to Applica for the Americas Region (as defined in paragraph 3(a)(i) above) a right of first refusal and option for the TRC Licensed Technology for an exclusive, perpetual, irrevocable but subject to the termination clauses herein, royalty-bearing license under the TRC Licensed Technology, to design, have designed, to make, have made, offer for sale, sell, assemble, have assembled, test, have tested, use and otherwise dispose of consumer products that are not Household Kitchen Appliances covered by the grant of paragraph 3(a)(i) above. For each Americas Region country, TRC may engage itself or with third parties related to the design, development, manufacture, distribution, marketing or sale of such consumer products in or for such country if, within a sixty (60) day period from TRC having provided Applica with a detailed written notice including:
(x) an identification of the country; (y) a statement of specific desire to move forward in such country; and (z) a reference to this section 3 of this Agreement and to such 60-day period, Applica has failed to exercise its right of first refusal and option. The Parties agree that such 60-day period may be extended by mutual written consent of the Parties.


(b) TRC Grant - Other Regions. TRC hereby grants to Applica for each country outside of the Americas Region (as defined in paragraph 3(a) above) a right of first refusal and option for an exclusive, perpetual, irrevocable but subject to the termination clauses herein, royalty-bearing license under TRC Licensed Technology, to design, have designed, to make, have made, offer for sale, sell, assemble, have assembled, test, have tested, use and otherwise dispose of Household Kitchen Appliances in or for each such country. For each such country, TRC may engage itself or with third parties related to the design, development, manufacture, distribution, marketing or sale of such Household Kitchen Appliances in or for such country if, within a sixty (60) day period from TRC having provided Applica with a detailed written notice including:
(x) an identification of the country; (y) a statement of specific desire to move forward in such country; and (z) a reference to this section 3 of this Agreement and to such 60-day period, Applica has failed to exercise its right of first refusal and option. The Parties agree that such 60-day period may be extended by mutual written consent of the Parties.


(c) Except as specifically provided in section 18(a) of this License Agreement, nothing in this contract shall be construed to understand that Applica has the right to otherwise transfer to any third party the rights granted to Applica by TRC under this License Agreement.


(d) Sublicensing. Applica has the right to sublicense to any third party the rights granted to Applica by TRC under this License Agreement, subject to the terms and conditions set forth in this License Agreement. TRC and Applica shall share equally (i.e., 50/50 split) all royalty payments received by Applica from any sublicensees. In the event that the rights granted to Applica hereunder by TRC are automatically converted from exclusive to non-exclusive rights pursuant to paragraph 4(c)(iii) below, TRC shall have the right to grant non-exclusive rights to third parties for the rights granted to Applica by TRC under this License Agreement, and TRC and Applica shall share equally (i.e., 50/50 split) all royalty payments received by TRC from any such licensees.

(e) Representation and Warranties. TRC represents and warrants that (i) TRC has the right to grant the licenses granted herein, and to transfer or disclose, as the case may be, the TRC Licensed Technology to Applica under this License Agreement, and (ii) to the best knowledge of TRC, the TRC Licensed Technology does not infringe on the intellectual property rights of any third party.


(1) No Applica Grant. Applica under this License Agreement does not grant to TRC any license, sublicense, use or other right for or to any information, materials, innovations, technology or other know-how owned or controlled by Applica, except as specifically set forth herein.


(g) Jointly Owned Technology. For Joint Innovations and Joint Patents, (collectively "Jointly Owned Technology") the Parties acknowledge and agree that both Parties enjoy rights equivalent to TRC and Applica having granted to each other a fully-paid, worldwide cross-license to make, have made, use, sell, offer for sale, lease or otherwise dispose of such Jointly Owned Technology, but that the Parties agree and are subject to the following restrictions:


(i) Applica may not exploit Jointly Owned Technology in the development, manufacture or sale of products other than Household Kitchen Appliances without the advance written consent of TRC;


(ii) TRC may not exploit Jointly Owned Technology in the development, manufacture or sale of any products without the advance written consent of Applica;


(iii) Applica may not grant to any third party without the advance written consent of TRC any license or sublicense to Jointly Owned Technology that would exploit such Jointly Owned Technology in the development, manufacture or sale of products other than Household Kitchen Appliances; and


(iv) TRC may not grant to any third party without the advance written consent of Applica any license or sublicense to Jointly Owned Technology that would exploit such Jointly Owned Technology in the development, manufacture or sale of any products; and


(v) Neither TRC nor Applica may threaten or initiate any legal action against any third party concerning any Jointly Owned Technology without the advance written consent of the other, which consent shall not be unreasonably withheld.


4.  Payments.

(a) Household Kitchen Appliances Royalty Payment. During the term of this License Agreement, for each unit manufactured by Applica of a Household Kitchen Appliance covered by a claim of a TRC Patent, Applica shall pay TRC a royalty of US$0.10.

(b) Most Favored Licensee. If TRC grants to any third party a license to manufacture or sell Household Kitchen Appliances that exploit the TRC Licensed Technology under circumstances requiring payment by such third party of a royalty at a rate ("Third Party Royalty Rate") which is which is less than the royalty rate then enjoyed by Applica for Household Kitchen Appliances that exploit the TRC Licensed Technology, then: (i) TRC shall promptly notify Applica of such Third Party Royalty Rate, and (ii) Applica shall automatically enjoy for such Household Kitchen Appliances, effective as of the effective date of such third party grant by TRC, a royalty rate of not more than such Third Party Royalty Rate.


(c)  Minimums and Non-Performance Penalties.


(i) Applica shall pay TRC a one-time, non-refundable payment of US$50,000 if Applica does not market launch a product exploiting the TRC Licensed Technology on or before June 30, 2004.


(ii) In specific consideration of future activities of TRC and Applica toward the establishment of a UL mandate for use of the TRC Licensed Technology in Household Kitchen Appliances, Applica agrees that a minimum royalty payment of US$100,000 will be paid to TRC under this Agreement for calendar year 2005. If the cumulative amount actually paid to TRC pursuant to paragraph 4(a) above for calendar year 2005 is less than US$100,000, then no later than February 14, 2006, Applica shall pay TRC, in addition to the amount due under paragraph 4(a) for the immediately preceding calendar quarter (the "Q4 2005 Payment Amount"), the difference between US$100,000 and the Q4 2005 Payment Amount.


(iii) For each of calendar years 2006 and 2007, if the cumulative amount actually paid to TRC pursuant to paragraph 4(a) above for such calendar year is less than US$150,000, then no later than February 14 of the immediately following calendar year, Applica shall have the option of either: (x) paying TRC, in addition to the amount due under paragraph 4(a) for the respective immediately preceding calendar quarter (the "Respective Q4 Payment Amount"), the difference between US$150,000 and the Respective Q4 Payment Amount; or (y) automatically converting all exclusive rights granted to Applica hereunder by TRC to non-exclusive rights.


(iv) The Parties agree to meet at a mutually convenient time and place on or about the end of 2005 to assess and discuss future opportunities for the commercialization of the TRC Licensed Technology, and to renegotiate with respect to the terms set forth in paragraph 4(c)(iii) above.

5. Royalty Reports and Payment Terms. Within forty-five (45) days after the end of each quarter year ending on the last day of March, June, September and December of each calendar year during the Term, Applica shall provide TRC with a written statement reflecting Applica's sales of Household Kitchen Appliances that exploit the TRC Licensed Technology during the immediately preceding calendar quarter and shall pay the amount (if any) due pursuant to section 4 above. The first statement provided by Applica under this Agreement shall cover the period commencing with the first sale of such Household Kitchen Appliances to the end of the quarter being reported. All payments made by Applica under this License Agreement will be payable by Applica in United States dollars to TRC at the following address: Technology Research Corporation, ATTN: Ray Legatti, 5250 140th Avenue North, Clearwater, Florida 33760, or at any other address specified by TRC in a notice provided to Applica in accordance with the terms of paragraph 18(e) below.


6. Accounts. Applica shall keep, for three (3) years after the date of each submission to TRC of a written statement under paragraph 5 above, true and accurate records and books of accounts containing data reasonably required for verification of Applica's manufacture of Household Kitchen Appliances that exploit the TRC Licensed Technology. Applica shall permit a public accountant selected by TRC and approved by Applica (which approval by Applica shall not be unreasonably withheld) to inspect such records and books of accounts during normal business hours at Applica's premises or another mutually agreed-upon location, provided: (i) that reasonable prior notice of the inspection is given to Applica, (ii) that no more than one inspection takes place in any consecutive 12-month period, and (iii) that the inspection is for not more than the immediately prior three-year period. All expenses associated with the inspection shall be borne by TRC unless the inspection reveals an underpayment by Applica of more than ten percent (10%) of the amount that should have been paid during the period for which the inspection was conducted. In the event of such underpayment, Applica shall pay the reasonable costs of such inspection. If the public accountant shall determine that additional payment is due, TRC shall issue an invoice for such additional amount with supporting documentation by the public accountant, and Applica agrees to pay such invoice with twenty
(20) business days of receipt. If the inspection reveals an overpayment by Applica, TRC shall provide Applica with prompt notice of such overpayment and shall within twenty (20) business days refund to Applica the overpaid amount.


7.  Ownership of Intellectual Property.


(a) Each Party shall own its technology, intellectual property, and know-how developed independently of the other Party.


(b) The Parties shall jointly own any jointly-developed technology, intellectual property, and know-how, and TRC and Applica shall enjoy such ownership subject to the provisions of section 3(g) above.

8. Option to Acquire TRC-Owned Patents and Rights. Applica shall enjoy a right of first refusal to acquire from TRC the TRC Patents and other TRC-owned Intellectual Property Rights to which this License Agreement generally is directed.


9.  Term and Termination.

(a) This License Agreement will remain in effect for a period from the Effective Date until the latest expiration of any TRC Patent or Joint Patent, unless this License Agreement is terminated earlier: (i) for convenience at any time by mutual written consent of the Parties; or (ii) pursuant to one of the provisions of paragraph 9(b) below.


(b) Either Party has the right to terminate this Agreement under and subject to any of the following conditions:


(i) breach of any material provision of this Agreement by the other Party, provided that the other Party does not cure or remedy such breach within thirty
(30) days after receipt of written notice of such breach.


(ii) the other Party becomes subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.


(c) Absent any cure, termination of this License Agreement under any provision of paragraph 9(b) above shall be effective thirty (30) days after issuance of a written notice of termination to the other Party by the non-defaulting Party.


(e) Effect of Termination. Paragraphs 3(g), 5, 6, 7, 9, 10, 14, 15, 16 and 18 shall to the extent applicable survive any expiration or termination of this License Agreement.


(f) No Waiver of Default. The failure of either Party to exercise a right of termination hereunder for any one or more defaults shall not be construed to prejudice such Party's right of termination hereunder for such or any other or subsequent default.


(g) Automatic Termination of Former Affiliates. The rights under this Agreement of each Affiliate of a Party automatically shall terminate as of the date each such entity ceases to be an Affiliate of such Party.









                                  Page 8
10.  Confidentiality.

(a) Definition of Confidential Information. "Confidential Information" shall mean that information of either Party or its Affiliates ("Discloser") which is developed under this License Agreement or which is disclosed to the other Party ("Recipient") by reason of the Parties' relationship under this License Agreement, either directly of indirectly, in any written or recorded form, orally, or by inspection, and, either in writing and marked as "confidential," "proprietary," or in some other similar and readily discernable manner, or if disclosed orally, is identified or reduced to writing similarly marked, within thirty (30) days of disclosure. Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) was in the public domain at the time it was disclosed; (ii) was known to Recipient at the time of disclosure and not subject to a duty of confidentiality at the time of disclosure, and as can be evidenced in writing; (iii) is disclosed with the prior written approval of the other Party hereto; (iv) is disclosed to others without restrictions to confidentiality; (v) was independently developed by Recipient without use of or reference to the Confidential Information of the other party, and as can be evidenced in writing; or (vi) becomes known to Recipient, on a non-confidential basis, from a source other than the other party hereto, without breach of this Agreement by Recipient.


(b) Use of Confidential Information. Recipient shall receive and use the Confidential Information only in connection with this License Agreement and will not use Confidential Information for any other purpose, and shall not disclose such Confidential Information to any person or persons who do not need to have knowledge of such Confidential Information in the course of their employment or contractor relationship with Recipient.


(c) Protection of Confidential Information. Both Parties agree to take reasonably sufficient actions to safeguard and preserve the confidentiality required by this License Agreement including at a minimum such measures as it uses with its own comparable confidential information. Both Parties agree to have each of their employees sign their own respective employee confidentiality agreements which shall include terms sufficient to inform their employees of their obligations under this Agreement.


(d) Return of Confidential Information. Upon termination of this Agreement, upon request from the other Party, all Confidential Information and any copies thereof shall be immediately returned by the Recipient to the other Party at the other Party's expense, or shall be destroyed by the Recipient. Each Party shall have the right to retain one copy for its legal files for the sole purpose of demonstrating actions under this License Agreement.


11. Warranties. The Parties hereby agree and warrant, to the extent applicable, as follows:

(a)  Information provided by each Party to the other is provided "AS IS".


(b) Each party warrants that it is authorized to provide to the other the information provided under the License Agreement, and that it is authorized to enter into this License Agreement.


                                  Page 9

(c) TRC warrants that to the best knowledge of TRC, neither the technology to which Applica has access under the License Agreement, nor its manufacture, use, sale or offer for sale, infringes on the intellectual property rights of any third party.


(d) TRC warrants that to the best knowledge of TRC, there are no threatened or pending lawsuits or other legal or administrative actions that would adversely affect performance under this Agreement or that would reduce the value of the rights granted hereunder.


(e) Except as provided in this section 11 and in paragraph 3(e) above, no other warranties of any kind are provided by either party under the License Agreement.


12.  Offensive Litigation.

(a) Notice of Suspected Infringement. If either TRC or Applica have a good faith suspicion that any TRC Patent, Applica Patent or Joint Patent is being infringed, either directly, indirectly, contributorily or otherwise, by a third party, the party possessing such suspicion shall promptly notify the other of such suspicion of infringement and the basis therefore.


(b) Infringement of TRC Patents. TRC may in its sole discretion take action to enforce any TRC Patent. Applica agrees to reasonably cooperate with TRC in any such enforcement efforts by TRC. If TRC becomes involved in any litigation, arbitration, mediation or other proceeding related to enforcement of any TRC Patent, TRC agrees to bear the reasonable expenses incurred by Applica associated with any such proceedings. TRC shall be entitled to all amounts received from any third parties resulting from such enforcement efforts by TRC.

If Applica provides TRC notice of suspected infringement of any TRC Patent, TRC shall have 30 days from receipt of such notice to inform Applica that TRC will take action to enforce such TRC Patent. If TRC fails to so inform Applica by the end of such 30-day period, then Applica may in its sole discretion exercise a right to take action to enforce such TRC Patent. TRC agrees to reasonably cooperate with Applica in any such enforcement efforts by Applica. If Applica becomes involved in any litigation, arbitration, mediation or other proceeding related to enforcement of any TRC Patent, Applica agrees to bear the reasonable expenses incurred by TRC associated with any such proceedings. Applica shall be entitled to all amounts received from any third parties resulting from such enforcement efforts by Applica.


13. TRC Patent Validity/Enforceability Challenges. The obligation to pay royalties to TRC under this Agreement with respect to any TRC Patent shall continue until the expiration of such TRC Patent, or termination of this Agreement, whichever is later, except as follows: If a challenge in any judicial or administrative forum to the validity or enforceability of any TRC Patent results in an intial determination from which an appeal may be taken that such TRC Patent is invalid or unenforceable, then beginning on the date of such initial determination all royalty payments due based solely on such TRC


                                  Page 10
Patent shall be made into an escrow account established by Applica for the receipt of such payments, provided that in the event of a final determination from which no appeal may be taken that such TRC Patent is invalid or unenforceable, then all obligations to pay royalties under this Agreement with respect to such TRC Patent shall end, and the amount held in such escrow account shall be returned to Applica, and further provided that in the event of a final determination from which no appeal may be taken that such TRC Patent is not invalid or is not unenforceable, then all obligations to pay royalties under this Agreement with respect to such TRC Patent shall continue, and the amount held in such escrow account shall be paid to TRC.


14. Indemnification. TRC agrees to defend or at its option to settle any and all claims, demands, suits or proceedings made or brought against Applica to the extent based on a claim that technology provided by TRC, or its use, infringes any patent, copyright, trade secret or other intellectual property rights of any third party. In any such claim, demand, suit or proceeding for which TRC assumes the defense or settlement, TRC shall pay or reimburse
Applica for any damages, costs, or expenses awarded against Applica or agreed to by TRC as part of a settlement, to the extent based upon such a claim (plus its reasonable attorneys' fees and costs) provided that Applica gives TRC
(i) prompt written notice of the claim and all material documentation, (ii) the exclusive authority to defend or settle and control the defense, (iii) all information relevant to the claim and reasonable assistance in defending or settling any such claim, demand, suit or proceeding; and (iv) its cooperation, including not making any admission or compromise. Applica will have the right to participate in such defense or settlement negotiations at its expense, with counsel of its own choosing.


15. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY, OR EITHER PARTY'S OFFICERS, DIRECTORS, SHAREHOLDERS, AFFILIATES, EMPLOYEES, INSURERS, ATTORNEYS, AGENTS, OR PERMITTED SUCCESSORS OR ASSIGNS, BE HELD LIABLE, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), STRICT LIABILITY, INDEMNITY, CONTRIBUTION, OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL LOSS, DAMAGES, COST, OR EXPENSE OF ANY KIND WHATSOEVER, HOWSOEVER CAUSED, OR FOR ANY LOSS OF PRODUCTION, LOSS OF CAPITAL, LOSS OF SOFTWARE, 1NTERUPTION OR LOSS OF BUSINESS, ANY LOSS OF PROFIT, LOSS OF REVENUES, CONTRACTS, BUSINESS, GOODWILL OR ANTICIPATED SAVINGS OR WASTED MANAGEMENT TIME, EVEN IF ADVISED OF THE POSSIBILITY OR IT WOULD FORESEEABLY ARISE FROM THE PERFORMANCE OF THIS AGREEMENT.

16. Publicity. The Parties acknowledge and agree that neither Party is authorized to speak on behalf of the other. With respect to the general subject matter to which the License Agreement is directed, TRC agrees that in all third party communications TRC will not make any reference to Black & Decker; to any Applica current or future product plans; nor to any Applica current or future marketing or sales plans; without the advance written consent of Applica. Neither Applica nor TRC shall issue any press release related to the subject matter of this License Agreement without the advance written approval of the other.

17. (a) Patent Marking. Applica agrees to place in a conspicuous location on each Household Kitchen Appliance covered by a claim of a TRC Patent or a Joint Patent, and sold in the United States, a patent notice in the form authorized by 35 U.S.C. 287 setting forth the number of each such United States TRC Patent or Joint Patent. Upon reasonable request from TRC, Applica will provide a similar patent number notice on each Household Kitchen Appliance covered by a claim of a TRC Patent or a Joint Patent, and sold outside the United States.

(b) Reference to TRC and the FIRE SHIELD(R) Trademark. For each product for which a royalty is due TRC under this Agreement, Applica agrees that, in a manner similar to that being employed by Applica on the Effective Date with respect to certain heater products sold by or for Applica, Applica will reference TRC' s FIRE SHIELD(R) trademark as being owned by TRC; provided, that Applica shall not be obligated hereunder to make any such reference if The Black & Decker Company objects to use of that trademark in connection with a Black & Decker brand product, or if such trademark becomes abandoned or no longer owned by TRC.


18.  Other Provisions.

(a) Assignment. The rights and obligations of this License Agreement are not assignable by either Party without the prior written approval of the other Party, except pursuant to a merger, sale of all or substantially all assets or other corporate reorganization, or to a wholly-owned subsidiary or other Affiliate.


(b) Independent Contractors. No partnership, joint venture, agency, or other such legal relationship is created between the Parties under this License Agreement. The Parties' relationship will be that of independent contractors at all times.


(c) Governing Law/Jurisdiction. This License Agreement shall be governed by the laws of the State of Florida, excluding that body of law known as conflicts of law. The parties shall negotiate in good faith to resolve any dispute that arises between them relating to this License Agreement.


(d) Attorneys' Fees. The prevailing Party in any legal action arising out of, or related to this License Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such action, including court costs and reasonable attorneys' fees.


(e) Notices. All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery; upon acknowledged telex or facsimile communication; five days after deposit in the United States mail, postage prepaid, by certified or registered mail; or by overnight air courier or other express delivery service addressed to the Parties at their addresses set forth above. A Party's address for notice may be changed by notice pursuant to this paragraph 13(e).

(f) Amendment. The terms and conditions of this License Agreement may not be superseded, modified, or amended except in a writing which states that it is such a modification, and is signed by officers or duly authorized representatives of the Parties.


(g) Entire Agreement. This License Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter.


(h) Confidentiality of Agreement. Unless otherwise required by law or this License Agreement, no public disclosure of the subject matter of this License Agreement shall be made by either Party unless approved by the other, such approval not to be unreasonably withheld, provided that the Parties shall be entitled without such approval to make any disclosures required by law.


(i) Counterparts. This License Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.


(j) Enforceability of Agreement Provisions. The illegality or unenforceability of any provision of this License Agreement shall not affect the enforceability of the remaining provisions of this License Agreement, unless such illegal or unenforceable provision is an essential material part of this License Agreement, in which case the Parties agree to negotiate in good faith regarding modification of such illegal or unenforceable provision.


(k) Vicarious Performance Through Affiliates. Each Party hereunder may perform any of its duties and obligations, or exercise any of its rights, through any of its Affiliates, and performance by any Affiliate shall be deemed to be performance by the respective Party. Any Affiliate performing any duty or obligation or exercising any right shall conclusively be deemed to be bound by the terms of this Agreement as if a signatory hereto. Each Party shall be fully liable hereunder for breach of the terms of this Agreement by its Affiliate(s).


(l) Patent Costs. TRC shall pay all fees, expenses, taxes, annuities, maintenance fees and other costs associated with the preparation, filing, prosecution, issuance, reexamination, reissue, and maintenance of all TRC Patents and any TRC- owned Intellectual Property Rights to which this License Agreement is generally directed. Applica shall pay all fees, expenses, taxes, annuities, maintenance fees and other costs associated with the preparation, filing, prosecution, issuance, reexamination, reissue, and maintenance of U.S. Patent Application Serial No. 10/255,167.

(m) Construction. Each Party has cooperated in the drafting of this Agreement, and this Agreement shall not be construed against any Party on the basis that the Party was the drafter. The headings are for convenience and are not to be used in construing the meaning of any provision of this Agreement.


(n) Independent Legal Advice. The Parties acknowledge that they have been advised, or have had the opportunity to be advised, by their own independently selected counsel and other advisors in connection with this Agreement and that they enter into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all the facts, laws and circumstances material to this Agreement or any provisions thereof, and not in any manner or to any degree based upon any statement or omission by the other Party and/or its counsel or representatives.


(o) Force Majeure. Neither Party shall be responsible for delays or failures in performance resulting from acts beyond the control of the Parties, including, without limitation, acts of God, strikes, lock-outs, riots, acts of war or terrorism, epidemics, governmental regulations imposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.


IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement effective as of the Effective Date.

TECHNOLOGY RESEARCH CORP.                APPLICA CONSUMER PRODUCTS, INC.


By:  /s/ Raymond H. Legatti              By:  /s/ Brian Guptill
Name:    Raymond H. Legatti              Name:    Brian Guptill
Title:   President                                Title:  V.P. Engineering

























                                  Page 14
                                 EXHIBIT A

                    SAFETY CIRCUIT TECHT4OLOGY DESCRIPTION


The safety circuit technology as described in U.S. Patent Number 6,525,914 issued February 25, 2003 ("the '914 patent") (hereby incorporated by reference herein), but specifically excluding any and all technologies not described in the '914 patent that are described in other patents owned by TRC.


















































                                    Page 15
                                   EXHIBIT B

                                TRC FEE SCHEDULE


Upon mutual agreeable terms and written consent of the Parties, TRC is prepared to offer Applica a TRC Project Engineer who shall be available to assist Applica in the further development and manufacture of Household Kitchen Appliances using the TRC Licensed Technology; and technicians, draftsmen, and laboratory testing facilities, at the following rates:

                     Technicians:             US$50 per hour

                     Draftsman:               US$50 per hour

                     Lab Testing Facilities:  US$500 per day

                     Design Engineering:      US$150 per hour









































                                  Page 16